Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

ARADIGM CORPORATION

and

GRIFOLS, S.A.

Dated as of May 20, 2013

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3.28	Disclosure	31
3.29	Investment Company Status	31
3.30	Acknowledgement Regarding Such Purchaser’s Trading Activity	31
3.31	U.S. Real Property Holding Corporation	32
3.32	Registration Eligibility	32
3.33	Transfer Taxes	32
3.34	Bank Holding Company Act	32
3.35	Utility Holding Act	32
3.36	Federal Power Act	32
3.37	Shell Company Status	32
3.38	No Other Registration Rights	32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASERS		33
4.1	Organization of Such Purchaser	33
4.2	Authorization	33
4.3	Consents and Approvals; No Conflicts	33
4.4	Litigation	34
4.5	No Brokers	34
4.6	Proxy Statement	34
4.7	Sufficiency of Funds	34
4.8	No Public Sale or Distribution	34
4.9	Accredited Investor Status	34
4.10	Reliance on Exemptions	35
4.11	Transfer or Resale	35
4.12	General Solicitation	35

ARTICLE V ADDITIONAL AGREEMENTS		35
5.1	Conduct of Business by the Company	35
5.2	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	37
5.3	Regulatory Filings; Commercially Reasonable Efforts	38
5.4	Shareholders Approval; Preparation of Proxy Statement	39
5.5	Notification of Certain Matters	41
5.6	No Solicitation	41
5.7	Takeover Statutes	42
5.8	Public Disclosure	42
5.9	Third Party Manufacturer Supply Agreement	42
5.10	Further Assurances	43

ARTICLE VI POST-CLOSING COVENANTS OF ALL PARTIES		43
6.1	Indemnification of Directors and Officers	43
6.2	Disclosure	44

ARTICLE VII CONDITIONS TO OBLIGATIONS		44

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7.1	Conditions to the Obligations of Each Party	44
7.2	Conditions to the Company’s Obligations	44
7.3	Conditions to the Obligations of Each Purchaser	45

ARTICLE VIII INDEMNIFICATION		47
8.1	Indemnification	47
8.2	Remedies	48

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		48
9.1	Termination of the Agreement	48
9.2	Termination of Individual Purchasers	49
9.3	Notice of Termination; Effect of Termination	49
9.4	Expenses	49

ARTICLE X MISCELLANEOUS		49
10.1	Binding Effect; Assignment	49
10.2	Notices	50
10.3	GOVERNING LAW	51
10.4	Entire Agreement; Amendments and Waivers	51
10.5	Amendments and Waivers	51
10.6	Counterparts	51
10.7	Severability	52
10.8	Schedules	52
10.9	No Third Party Beneficiaries	52
10.10	No Strict Construction	52
10.11	Jurisdiction; Venue	52
10.12	WAIVER OF JURY TRIAL	52
10.13	Injunctive Relief; Specific Performance	53

EXHIBITS

Exhibit A	Governance Agreement
Exhibit B	Ciprofloxacin License Agreement
Exhibit C	A1AT Option Agreement
Exhibit D	Grifols Registration Rights Agreement
Exhibit E	Other Purchasers Registration Rights Agreement
Exhibit F	Charter Amendment
Exhibit G	Bylaws Amendment

SCHEDULES

Schedule A	Purchasers Schedule

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 20, 2013, is entered into by and between the purchasers listed on the Schedule of Purchasers attached hereto as Schedule A (individually, a “Purchaser” and collectively, the “Purchasers”), and ARADIGM CORPORATION, a California corporation (the “Company”). Purchasers and the Company are sometimes referred to as the “Parties.” Certain capitalized terms used in this Agreement are defined in Article I of this Agreement.

RECITALS

WHEREAS, Purchasers desire to purchase a number of newly-issued shares of the Company’s common stock, no par value (the “Company Common Stock”), for a purchase price equal to $0.124 per share (the “Per Share Purchase Price”);

WHEREAS, as a condition to Closing, Grifols, S.A., a company (sociedad anónima) organized under the laws of Spain, one of the Purchasers (“Grifols”) and the Company will be required to enter into a Governance Agreement, substantially in the form attached as Exhibit A (the “Governance Agreement”), which sets forth certain rights and obligations of the parties thereto concerning, among other things, certain corporate governance matters and certain limitations on future acquisition and dispositions of shares of Company Common Stock by Grifols;

WHEREAS, as a condition to Closing, Grifols and the Company will be required to enter into a License and Collaboration Agreement, substantially in the form attached as Exhibit B (the “Ciprofloxacin License Agreement”), under which the Company will grant to Grifols a license to certain technology and intellectual property related to related to inhaled ciprofloxacin and the parties thereto will collaborate for the development and commercialization of inhaled ciprofloxacin, and an option agreement pursuant to which the Company will grant to Grifols an option to license the Company’s AERx Pulmonary Drug Delivery System in the form attached as Exhibit C (the “A1AT Option Agreement”);

WHEREAS, as a condition to Closing, (i) Grifols and the Company will be required to enter into a registration rights agreement, substantially in the form attached as Exhibit D (the “Grifols Registration Rights Agreement”) and (ii) the Purchasers (other than Grifols) and the Company will be required to enter into a registration rights agreement, substantially in the form attached as Exhibit E (the “Other Purchasers Registration Rights Agreement”), which set forth the rights of Grifols or the other Purchasers, as applicable, to require the Company to file with the Securities and Exchange Commission (“SEC”) certain registration statements under the Securities Act (as defined below) and with respect to the resale of shares of Company Common Stock acquired pursuant to this Stock Purchase Agreement;

WHEREAS, in order for the Company to fulfill its supply obligations under the License Agreement, the Company will be required to enter into (a) a supply agreement with Sigma-Tau PharmaSource, Inc. or another pharmaceutical manufacturer reasonable acceptable to Grifols (the “Third Party Manufacturer”) under which such Third Party Manufacturer will manufacture and supply to the Company, and the Company will purchase from the Third Party

Manufacturer, the Aradigm Products (the “Third Party Manufacturer Supply Agreement”) and (b) a supply agreement with Grifols under which the Company will supply to Grifols, and Grifols will purchase from the Company, on substantially the same terms as the Third Party Manufacturer Supply Agreement (with appropriate modifications in light of the parties to such agreement), Grifols’ entire requirements (subject to certain limitation) of the Aradigm Products for distribution and sale worldwide (the “Grifols Supply Agreement”).

WHEREAS, in connection with the execution and delivery of the Transaction Documents at the Closing and the issuance of the New Shares, the Company will be required to (i) amend the Articles of Incorporation in the form attached hereto as Exhibit F (the “Charter Amendment”), which will be adopted, filed and become effective at or prior to the Closing in accordance with Applicable Law;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has, by the unanimous vote of the directors present (i) determined that the issuance of the New Shares to Purchasers is fair and to and in the best interests of the Company and the Company’s Shareholders, (ii) approved this Agreement, the Charter Amendment and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) declared advisable the Charter Amendment, (iv) amended the Bylaws in the form attached hereto as Exhibit G, (v) resolved to submit this Agreement, the Charter Amendment and the other Transaction Documents to a vote of the Company’s Shareholders and, subject to the terms hereof, to recommend approval by the Shareholders of this Agreement, the Charter Amendment and the other Transaction Documents and (vi) determined that the consummation of Transactions (including the Ciprofloxacin License Agreement) did not result in a sale of 90% or more of the consolidated assets of the Company and its Subsidiaries during a single 12-month period; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of First Eagle Investment Management, Second Round Capital and Boxer Capital are entering into a Voting Agreement with Grifols, dated the date hereof (each, a “Voting Agreement”), pursuant to which such each has agreed, on the terms and conditions therein, to vote all of the shares of Company Common Stock that will be beneficially owned or managed by it on the applicable record date in favor of the approval of this Agreement, the Charter Amendment and the other Transaction Documents.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“A1AT Option Agreement” has the meaning set forth in the Recitals.

“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (a) any merger consolidation or other form of business combination with or involving the Company, (b) the sale, license, disposition or acquisition of all or any material portion of the business or assets of the Company, including the grant of any license to any Intellectual Property of the Company, other than non-exclusive licenses granted to contract research organizations in the Ordinary Course of Business, or (c) the issuance, grant, disposition or acquisition of (i) any shares of Company Capital Stock (other than issuances of Company Common Stock upon the exercise or conversion of Company Options or Company Warrants outstanding on the date hereof), (ii) any option, call, warrant or right to acquire any shares of Company Capital Stock (other than the grant of Company Options to the Company’s employees by the Company pursuant to its existing Benefit Plans in the Ordinary Course of Business) or (iii) any other Company Securities.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For the purposes of this Agreement, Purchasers and their Affiliates, on the one hand, shall not be deemed to be Affiliates of the Company and its Affiliates, on the other hand.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity applicable to such Person or any of such Person’s property and assets or such Person’s officers, directors, employees, consultants or agents in their capacity as such Person’s officers, directors, employees, consultants or agents, respectively.

“Aradigm Products” means products developed, manufactured, marketed or distributed by or on behalf of the Company.

“Aradigm Technology” has the meaning given such term in the Ciprofloxacin License Agreement.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as further amended from time to time.

“Benefit Plan(s)” means all “employee benefit plans” (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)), and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, all equity and incentive compensation plans, all employee manuals and handbooks, severance, retention, employment, consulting, change of control, collective bargaining, deferred compensation, profit sharing, commission, health, welfare, pension, vacation, retirement agreements or plans, and any other benefit plan, agreement, program or policy in respect of any present, former or retired employee, officer, director, stockholder or other Worker of the Company or its Subsidiaries or any of their respective ERISA Affiliates, or any beneficiary of any of the foregoing individuals, in each case established, sponsored, maintained, contributed or required to be contributed to (or with respect to which any obligation to contribute has or had been undertaken) by the Company, its Subsidiaries or any of their respective ERISA Affiliates or under which the Company, its Subsidiaries or any of their respective ERISA Affiliates has any current or potential Liability.

“BHCA” has the meaning set forth in Section 3.33.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means any day (other than a Saturday, Sunday or a legal holiday) on which banks are open for general business in Barcelona, Spain and San Francisco, California, USA.

“Bylaws” means the Amended and Restated Bylaws of the Company, as further amended from time to time.

“Charter Amendment” has the meaning set forth in the Recitals.

“Charter Amendment Approval” means the affirmative vote of holders of more than 50% of the issued and outstanding shares of Company Common Stock.

“Charter Documents” has the meaning set forth in Section 3.1(b).

“Ciprofloxacin License Agreement” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchasers in connection with the execution of this Agreement.

“Company Option” means each outstanding stock option to purchase Company Common Stock granted under any Company Plan.

“Company Partner” has the meaning set forth in Section 3.25(c).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Securities” has the meaning set forth in Section 3.2(b).

“Company Stock Sale” has the meaning set forth in Section 2.1.

“Company Warrant” means each outstanding warrant to purchase Company Capital Stock.

“Confidential Information” means all information and data including, but not limited to, proprietary materials regarding the Disclosing Party’s technology, compounds, products, business information or objectives, that is provided by or on behalf of the Disclosing Party to the Receiving Party hereunder, either (a) in written or other tangible medium and designated or marked as confidential or is of such nature or disclosed under such circumstances as it would reasonably be understood to be Confidential Information, or (b) orally, visually or physically, and designated as confidential at the time of such disclosure and confirmed to be confidential in writing within thirty (30) days after such disclosure by delivery to the Receiving Party of a written document(s) describing the information, and referencing the place and date of such oral, visual or physical disclosure or is of such nature or disclosed under such circumstances as it would reasonably be understood to be Confidential Information, except any portion of (a) or (b) that (i) is already known to the Receiving Party, as evidenced by competent written records predating disclosure under this Agreement; (ii) is or becomes known or available to the public other than through acts or omissions of the Receiving Party in violation of this Agreement; or (iii) becomes known to the Receiving Party from sources independent of the Disclosing Party who have a lawful right to make such disclosure

“Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Contract” means, with respect to any Person, any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral: (a) to which such Person is a party; (b) by which such Person or any of its assets is or may become bound or under which such Person has, or may become subject to, any obligation; or (c) under which such Person has or may acquire any right or interest.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding securities or other ownership interest of such Person.

“Default” means (a) any actual breach, violation or default, (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation or default or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Development Product” means as any product candidate created by or on behalf of the Company using the Company’s Intellectual Property, including but not limited to Aradigm Products.

“Disclosing Party” means the applicable Party in its capacity either as provider of Confidential Information under this Agreement.

“EMA” means the European Medicines Agency and any successor agency thereto.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal, restriction or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, notice, Order, or proceeding alleging Liability for, or an obligation with respect to, any investigation, monitoring, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, release or threatened release of Hazardous Material at any location or (b) any violation or alleged violation of or compliance or non-compliance with any Environmental Law, and shall include any claim, notice, Order, or proceeding seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, release or threatened release of Hazardous Material or alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means all Applicable Laws relating to pollution or protection of human health and safety or the environment, including, without limitation (a) Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq, (b) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (c) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (d) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (e) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; and (f) any regulations promulgated under any of the above statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, is treated as, or would be deemed to be, a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” the meaning set forth in the definition of Health Care Law.

“Federal Reserve” has the meaning set forth in Section 3.33.

“Fully Diluted Basis” means, as of any date, a calculation that gives effect to the number of shares of Voting Stock then issued and outstanding plus the aggregate number of all shares of Voting Stock that the Company may be required to issue as of such date pursuant any Company Securities then outstanding, whether or not such securities are then convertible, exercisable or exchangeable

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governance Agreement” has the meaning set forth in the Recitals.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (iii) governmental or quasi-Governmental Entity of any nature (including any governmental division, department, agency, Regulatory Authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Grant Date” has the meaning set forth in Section 3.2(e).

“Grifols” has the meaning set forth in the Recitals.

“Grifols Designees” has the meaning set forth in Section 6.1(a).

“Grifols Registration Rights Agreements” has the meaning set forth in the Recitals.

“Grifols Supply Agreement” has the meaning set forth in the Recitals.

“Grifols Supply Agreement Term Sheet” has the meaning set forth in Section 7.3(d)(ii).

“Hazardous Materials” has the meaning set forth in Section 3.13.

“Health Care Law” means all Applicable Laws with respect to regulatory matters primarily relating to patient care and human health and safety, including, without limitation, such Applicable Laws pertaining to: (i) the research, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs and devices, including, without limitation, the United States Food Drug and Cosmetic Act (“FDCA”) (21 U.S.C. §§ 301 et seq.), and equivalent Applicable Laws of other Governmental Entities; (ii) Permits required to be held by individuals and entities involved in the research, testing, production, manufacturing, marketing, transfer, distribution and sale of health care items and services (iii) any federal health care program (as such term is defined in 42 USC section 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback

Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, and equivalent Applicable Laws of other Governmental Entities; and (iv) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.), as amended, and the regulations promulgated thereunder and equivalent Applicable Laws of other Governmental Entities, and each of (i) through (ix) as may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable), incurred or assumed, (b) all obligations of such Person for the deferred Per Share Purchase Price of property or services (other than current trade payables incurred in the Ordinary Course of Business), (c) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (d) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases under U.S. generally accepted accounting principles, (e) all indebtedness of third parties secured by an Encumbrance on property owned or acquired by such Person under GAAP, (f) any obligation that would be required to be reflected as debt on the balance sheet of such Person under United States generally accepted accounting principles, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Indemnified Liabilities” has the meaning set forth in Section 8.1.

“Indemnitees” has the meaning set forth in Section 8.1.

“Intellectual Property” means patents and patent applications and other indicia or ownership of an invention, trademarks, service marks, trade names, trade dress, domain names, copyrights, trade secrets, inventions, technology, discoveries, know-how, software, formulae, processes, confidential and proprietary information and similar proprietary rights and registrations and applications for registration for any of the foregoing recognized by any Governmental Entity.

“Knowledge” means, as applied to the Company, the knowledge of the Company’s officers and, solely with respect to Section 3.19, the Company’s senior directors, in each case, after due inquiry.

“Leased Real Property” has the meaning set forth in Section 3.6(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

“Material Adverse Effect” any change, event, development, effect, state of facts, condition, circumstance or occurrence or other matter that is, or would reasonably be expected to have or give rise to, individually or together with one or more contemporaneous change, event, development, effect, state of facts, condition, circumstance or occurrence, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, prospects, assets, Liabilities, capitalization or financial performance of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to consummate the Transactions or to perform any of its obligations under this Agreement and the other Transaction Documents; provided, however, that any adverse effects attributable to any of the following as they relate to the Company and its Subsidiaries shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) conditions affecting the pharmaceuticals industries (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants); (b) conditions affecting the U.S. economy as a whole or affecting the financial or securities markets in the United States or any foreign markets where the Company and its Subsidiaries has operations (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants); (c) changes in GAAP (or any interpretation thereof) (other than those that disproportionately affect the Company and its Subsidiaries relative to similarly situated industry participants); (d) conditions caused by acts of terrorism or war (whether or not declared); or (e) the taking of any action specifically required by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“NDA” means a new drug application filed with the FDA for authorization to market a pharmaceutical product.

“New Shares” has the meaning set forth in Section 2.1.

“Notice” has the meaning set forth in Section 10.2.

“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Entity that is binding on any Person or its property.

“Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with the past practice of the Company.

“Other Purchasers Registration Rights Agreements” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” has the meaning set forth in the Preamble.

“Per Share Purchase Price” has the meaning set forth in the Recitals.

“Permits” means all licenses, permits, franchises, approvals, authorizations, easements, variances, consents, exemptions, certificates, listings, registrations, orders, or filings of or with, any Governmental Entity or any other Person, necessary for the conduct of, or relating to, the operation of the business of the Company or its Subsidiaries.

“Permitted Encumbrances” means (a) liens, Taxes, assessments and other governmental charges, in each case, not yet due and payable or which are being contested in good faith by appropriate proceedings and are reserved for in full on the Company Balance Sheet in accordance with GAAP, (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which the Company is a lessee and not in Default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including restrictions, reservations, covenants, conditions, oil and gas leases, and mineral severances, in each case that do not impair the use of such real property in the operation of the Company’s business, (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls in each case that do materially impair the use of such real property in the operation of the Company’s business as currently conducted, (f) liens securing rental payments under capital lease arrangements to the extent they are imposed only upon the leased equipment, and (g) pledges or deposits made in the Ordinary Course of Business which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Company’s business as currently conducted.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, unincorporated organization, trust, union, association or any Governmental Entity.

“Proceeding” has the meaning set forth in Section 3.17.

“Proxy Statement” has the meaning set forth in Section 3.27.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” or “Purchasers” has the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect”, means, with respect to any Purchaser, any event, change, circumstance, effect, development or state of facts, violation, inaccuracy or other matter that is, or would reasonably be expected to become or give rise to, individually or in the aggregate, a material adverse effect on or material adverse change to the ability of such

Purchaser to consummate the Transactions or to perform any of its obligations under this Agreement and the other Transaction Documents.

“Receiving Party” means the applicable Party in its capacity either as recipient of Confidential Information under this Agreement

“Recommendation” has the meaning set forth in Section 5.4(d).

“Regulatory Authority” means any Governmental Entity responsible for Permits with respect to any Aradigm Products, including the FDA, EMA and any corresponding Governmental Entity.

“Related Party” means: (a) each Shareholder holding 5% or more of the issued and outstanding shares of Company Capital Stock; (b) each individual who is, or who was at the time of the entry into the transaction or the creation of the interest in question an officer or director of the Company; (c) each member of the immediate family of each of the Persons referred to in clauses (a) or (b) above; and (d) each Person that is, or that was at the time of the entry into the transaction or the creation of the interest in question an Affiliate of any Shareholder holding 5% or more of the issued and outstanding shares of Company Capital Stock.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

“Safety Notice” has the meaning set forth in Section 3.25(g).

“SEC” has the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder

“Securities Act Exemptions” has the meaning set forth in Section 4.11.

“Shareholder” means any holder of Company Capital Stock.

“Shareholders Approval” has the meaning set forth in Section 5.4(a).

“Shareholders Meeting” has the meaning set forth in Section 5.4(a).

“Subsidiary” when used with respect to any Person, shall mean any entity, corporation or other organization, whether incorporated or unincorporated, at least 50% of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes) whenever and by whatever Governmental Entity imposed, and whether of the United States or a foreign, state or local jurisdiction, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto.

“Third Party Manufacturer” has the meaning set forth in the Recitals.

“Third Party Manufacturer Supply Agreement” has the meaning set forth in the Recitals.

“Transaction Approval” means the approval of the Company Stock Sale, the Ciprofloxacin License Agreement and the other transactions contemplated by the Transaction Documents (other than the Charter Amendment) by a majority of the votes cast by all Shareholders entitled to vote.

“Transaction Documents” means this Agreement, the Governance Agreement, the Ciprofloxacin License Agreement, the Grifols Registration Rights Agreement, the Other Purchasers Registration Rights Agreement, the Voting Agreement and the agreements, certificates and instruments executed (or to be executed) by a Party and delivered (or to be delivered) pursuant to this Agreement in connection with the Closing.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Voting Agreement” has the meaning given to it in the Recitals.

“Voting Stock” means shares of Company Common Stock and any other securities of the Company having the power to vote in an election of members of the Board of Directors.

“Worker” or “Workers” means any individual performing services for the Company (or any of its Subsidiaries) in the capacity of an employee, director, independent contractor and/or otherwise.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3 Interpretation.

(a) In this Agreement, unless the context otherwise requires, references:

(i) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified,

supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii) to any Person include any successor to that Person or permitted assigns of that Person; and

(iv) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.

(b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(e) The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine and neuter genders used herein shall include each other gender.

(f) The terms “dollars” and “$” shall mean dollars of the United States of America.

(g) It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of New Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue and sell, transfer, convey and deliver to each Purchaser, free of any Encumbrances, and each Purchaser, severally but not jointly, shall purchase from the Company, such aggregate number of the newly-issued shares of Company Common Stock as is set forth opposite such Purchaser’s name on Schedule A (the “Company Stock Sale”, and such newly-issued shares, collectively, the “New Shares”). If the Company issues additional shares of Company Common Stock between the date hereof and the Closing (in each case, to the extent permitted under Section 5.1(b)(v)), the number of New Shares to be purchased by Grifols at the Closing shall be adjusted such that, after giving effect to the

Company Stock Sale, the number of New Shares purchased by Grifols at the Closing shall represent 35% of the Company Common Stock on a Fully Diluted Basis (calculated as of immediately prior to the Closing) and Schedule A shall be deemed to have been amended to reflect the same.

2.2 Consideration. The consideration to be paid by each Purchaser to the Company for the number of New Shares purchased by such Purchaser at the Closing shall be an aggregate amount equal to (a) the Per Share Purchase Price multiplied by (b) the number New Shares being purchased by such Purchaser (such aggregate amount, the “Purchase Price”).

2.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the New Shares contemplated hereby shall take place at a closing (the “Closing”) at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, U.S.A., at 9:00 a.m. New York City time on the second Business Day following the day upon which the last of the conditions set forth in Sections 7.1, 7.2 (solely with respect to the conditions to the obligations of the Company to effect the Closing with respect to Grifols) and 7.3 (solely with respect to the conditions to the obligations of Grifols to effect the Closing) (other than those that by their terms are to be satisfied or waived at the Closing itself) is satisfied or waived in writing, or at such other time, date and location as Purchasers and the Company agree in writing. All Closing transactions shall be deemed to take place simultaneously and no one of them shall be deemed to have occurred until all shall have occurred. The Closing shall be completed at the time the applicable Purchase Price has been paid by each Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.4 Nature of Agreement. This Agreement insofar as it relates to (a) the purchase of a particular number of New Shares by any Purchaser and (b) the rights, duties and remedies of the Company and any Purchaser (whether with respect to such purchase or otherwise) is a separate agreement between that Purchaser and the Company. No Purchaser shall have any responsibility or liability to (x) any other Purchaser with respect to its own performance of this Agreement or any other Transaction Document, or (y) the Company with respect to the performance hereof or thereof by any other Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to each Purchaser to enter into this Agreement, and subject to the exceptions set forth in (a) the Company Disclosure Letter (it being understood that the Company Disclosure Letter shall be arranged in sections corresponding to the sections contained in this Article III, and the disclosures in any section of the Company Disclosure Letter shall qualify the representations in the corresponding section of this Article III and shall be deemed made in any other section or sections of the Company Disclosure Letter to the extent the relevance of such disclosures is readily apparent from the text of such disclosure) or (b) the Company SEC Documents filed after March 26, 2013 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to each Purchaser that:

3.1 Organization of the Company.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite power and authority to conduct its business as it is presently being conducted, to own, license, use, lease and operate its assets and properties, and to perform all its obligations under its Contracts.

(b) The Company has made available to such Purchaser prior to the date of this Agreement true, correct and complete copies of the articles of incorporation, bylaws, or other similar organizational documents or operating agreements, as applicable, including all amendments thereto (collectively, the “Charter Documents”) of the Company and each of its Subsidiaries. Such Charter Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision thereunder.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned, licensed, used, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 3.1 sets forth each jurisdiction in which each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 297,527,214 shares of Company Common Stock and 5,000,000 shares of preferred stock (“Company Preferred Stock”). At the close of business on April 22, 2013, (i) 251,693,888 shares of Company Common Stock were issued and outstanding (including an aggregate of 1,323,917 shares of restricted stock granted under the applicable Company Plans), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 6,802,100 shares of Company Common Stock were issuable upon the exercise of all Company Options, (iv) 412,280 shares of Company Common Stock were issuable upon the settlement of outstanding restricted stock units granted under the applicable Company Plans, (v) 706,222 shares of Company Common Stock were reserved and available for issuance under the Company’s Employee Stock Purchase Plan (as amended from time to time) and (vi) 2,840,909 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding warrant agreements. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and have not been issued in violation of any preemptive or similar rights. The Company has duly reserved an aggregate of 2,907,124, shares of Company Common Stock for issuance under the Company Plans, 2,907,124 of which shares (excluding those shares subject to outstanding restricted stock, restricted stock units and Company Options expressly enumerated above in this paragraph), as at the close of business on April 22, 2013, are available for future issuances under such Company Plans.

(b) Except as set forth in Section 3.2(b) above and for changes since the date referred to above resulting from the exercise of Company Options outstanding on such date in accordance with their terms, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (iii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its Subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company (clauses (i) through (iii), collectively “Company Securities”).

(c) Except as described on Schedule 3.2(c), there are no Contracts or other obligations of the Company relating to the grant, issuance, repurchase, redemption or other acquisition by the Company of any capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company, and no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of capital stock of the Company. The Company has provided to such Purchaser true, correct and complete copies of each Contract identified on Schedule 3.2(c).

(d) To the Company’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any shares of capital stock of the Company. There is no Indebtedness or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Shareholders of the Company may vote. There are no declared or accrued but unpaid dividends or distributions with respect to any capital stock of the Company or other securities of the Company.

(e) With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the Shareholders of the Company by the necessary number of votes or written consents, and material terms of such grant were communicated to the recipient of such grant within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of and pursuant to the applicable Company Plan and all Applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the Grant Date; (iv) no Company Option has had its exercise date or grant date delayed or “back-dated”; (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements of the Company and its Subsidiaries included in the Company SEC Documents (including any related notes thereto) and in accordance with all Applicable Laws, and (v) no modifications have been made to any such grants after the Grant Date.

3.3 Subsidiaries; Investments.

(a) Schedule 3.3 lists each of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of organization, the authorized and outstanding shares of capital stock of or other equity or voting interests in such Subsidiary and the owner(s) of record of such outstanding capital stock or other equity or voting interests. All outstanding shares of capital stock, or other equity or voting securities in, each such Subsidiary is owned by the Company, free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any Person or hold any rights to acquire, any capital stock or any other securities, interests or investments (other than investments that constitute cash or cash equivalents) in any other corporation, partnership, trust, joint venture, association, or other Person.

(b) Other than the shares of capital stock or other equity or voting interests set forth in Schedule 3.3, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of such Subsidiary. There is no Indebtedness or any other securities of any Subsidiary of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Shareholders of such Subsidiary may vote.

(c) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.4 Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party, to consummate the Transactions and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document and the consummation by the Company of the Transactions have been or, when executed and delivered, will be duly approved by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party or to consummate the Transactions, other than the Charter Amendment Approval and the Transaction Approval. This Agreement and the other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

3.5 Validity of New Shares. When issued and paid for in accordance with the provisions of this Agreement, the New Shares will be duly authorized and validly issued, fully paid and nonassessable and free of any Encumbrances, other than Encumbrances imposed under applicable securities laws.

3.6 Title to Properties and Assets.

(a) Except as described on Schedule 3.6(a), each of the Company and its Subsidiaries has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its material personal properties and assets material to the business of the Company and its Subsidiaries. All of the tangible assets of each of the Company and its Subsidiaries are in all material respects in good operating condition and repair and are adequate for the conduct of its business in substantially the same manner as it has heretofore been conducted. Each of the Company and its Subsidiaries holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. Notwithstanding the foregoing, the representations in this Section 3.6 do not apply to the Intellectual Property rights, which rights are subject to the representations and warranties contained in Section 3.19.

(b) Schedule 3.6(b) sets forth a true, correct and complete list of all real property leased by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Leased Real Property. The Company or the applicable Subsidiary has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Except as set forth on Schedule 3.6(b), to the Knowledge of the Company, no Person other than the Company or its Subsidiaries has any right to use, occupy or lease all or any portion of the Leased Real Property. The Company or the applicable Subsidiary has all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of the Leased Real Property, and the Company or the applicable Subsidiary has complied in all material respects with the conditions of such certificates of occupancy and other Permits. No Default has occurred in the due observance of any Permit applicable to the Leased Real Property.

(c) None of Company or any of its Subsidiaries owns, nor has the Company or any of its Subsidiaries ever owned, any real property.

3.7 Absence of Certain Activities or Changes. Since the date of the Company Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have conducted their operations in the Ordinary Course of Business and there has been no: (i) Material Adverse Effect or (ii) action taken which, if taken after the date of this Agreement without Grifols’s consent, would violate the provisions of Section 5.1(b) of this Agreement.

3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth a list, as of the date of this Agreement, of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party and which remain in effect:

(i) Contracts material to the conduct and operations of its business and its properties;

(ii) Contracts containing covenants not to (or otherwise restricting or limiting the Company’s ability to) compete in any line of business or geographical area (including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line), solicit any customer of any Person, solicit or hire any employee, consultant or independent contractor of any Person or transact business or deal in any other manner with any other Person;

(iii) Contracts involving a joint venture, strategic alliance, partnership, or limited liability company relationship;

(iv) Contracts governing or relate to Indebtedness, including guarantees for money borrowed by others;

(v) Contracts obligating the Company or any of its Subsidiaries to develop any product or technology;

(vi) Contracts relating to the acquisition or disposition of any material assets entered into since January 1, 2010;

(vii) Contracts relating to any rights or obligations to undertake the development or commercialization of any pharmaceutical product;

(viii) to the extent not otherwise set forth on Schedule 3.8(a), Contracts relating to Aradigm Technology (as defined in the Ciprofloxacin License Agreement) or any related products or product candidates; or

(ix) Contracts involving the payment of royalties or other amounts calculated upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or Intellectual Property of the Company or any of its Subsidiaries.

“Material Contracts” means any Contract required to be set forth on Schedule 3.6(b), Schedule 3.8(a) and Schedule 3.20(b) and any Contract entered into by the Company or any of its Subsidiaries between the date of this Agreement and the Closing Date in compliance with the provisions of this Agreement and of the types required to be disclosed on Schedule 3.6(b), Schedule 3.8(a) or Schedule 3.20(b). Copies of each Material Contract (or, in the case of oral Contracts, a summary of the material terms and conditions thereof), including all amendments thereto, have been made available to Grifols and, if requested, each other Purchaser.

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, against the other parties thereto in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law, except as would reasonably be expected not to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary is in Default under any Material Contract, which default would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiaries has received any written notice of any claim of Default under a Material Contract. To the Knowledge of the Company, no other party is in Default under any Material Contract, which default would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.9 Consents and Approvals; No Conflicts.

(a) No consent, approval or authorization of, or filing or registration with, any Governmental Entity or any other Person is required to be made, obtained or given by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for: (i) filings and the expiration or early termination of any waiting period under any applicable Antitrust Law and (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with the Transaction Documents and Transactions.

(b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the Transactions will not (i) result in a violation or breach of, or be in conflict with or constitute a violation of, the applicable Charter Documents of the Company or any of its Subsidiaries, (ii) violate any Applicable Laws, Orders or Permits applicable to the Company or any of its Subsidiaries or (iii) violate, conflict with, result in a material Default under, or give to any Person any rights of termination or acceleration under any Material Contract of the Company or any of its Subsidiaries, other than where any such termination or acceleration would not have a Material Adverse Effect, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii), as would not be material to the Company and its Subsidiaries, taken as a whole.

3.10 SEC Reports; Financial Statements; Accounting Matters.

(a) The Company has filed with the SEC all reports on Form 10-K, 10-Q and 8-K, and all proxy materials, required to be filed or furnished by it since January 1, 2010 (collectively, the “Company SEC Documents”). None of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to make any filings with the SEC or any similar Governmental Entity, or any stock exchange or quotation service.

(b) The audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (including any related notes thereto) were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, the effect of which adjustments would not be material to the Company and its Subsidiaries, taken as a whole).

(c) The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that would adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.11 No Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities of any nature which are not shown or provided for on the Company’s audited consolidated balance sheet as of December 31, 2012, included in the 2012 Annual Report filed on Form 10-K (the “Company Balance Sheet”), except for (a) Liabilities incurred or accrued in the Ordinary Course of Business since the date of the Company Balance Sheet and which are not material to the Company and its Subsidiaries, taken as a whole, or (b) Liabilities incurred under the Transaction Documents or in connection with the Transactions. The Company has never effected or maintained any “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the Securities Act).

3.12 Taxes.

(a) The Company has timely filed all Tax Returns it is required to have filed. Such Tax Returns are accurate, complete and correct in all material respects.

(b) The Company has timely paid all Taxes required to have been paid (whether or not shown as due on any Tax Returns) and all Taxes due in connection with the operations of the Companies until the date hereof have been or will be timely paid in full, or, if not yet due and payable, have been or will be fully reserved in the Company Balance Sheet.

(c) All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.

(d) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(e) The Company is not party to or bound by (i) any Tax indemnity, Tax sharing, tax allocation or similar agreement or (ii) any closing agreement, offer in compromise or other agreement with any taxing authority.

(f) (i) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

(ii) The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by Contract (excluding for purposes of this Section 3.12(f) Liability pursuant to customary provisions in Contracts not primarily relating to Taxes) or otherwise; and

(iii) The Company has not engaged in a transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1).

(g) The Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(h) Except as described on Schedule 3.12(h), the Company has not undergone prior ownership changes as defined in Section 382 of the Code.

3.13 Environmental Matters. The Company and its Subsidiaries have been and are in material compliance with applicable Environmental Laws and have obtained and are in material compliance with the terms and conditions of all Permits required under applicable Environmental Laws for the use and operation of the Leased Real Property and the Company’s and its Subsidiaries’ businesses. To the Knowledge of the Company, there have been no disposal, releases or threatened releases of Hazardous Materials (as defined below) on, at, from, near or under the Leased Real Property or any property formerly leased or operated by the Company or any of its Subsidiaries that would be reasonably likely to form the basis of an Environmental Claim against the Company or any of its Subsidiaries. (a) Neither the Company, its Subsidiaries or any third party has used, generated, manufactured, treated or stored on, under or about the Leased Real Property or transported to or from the Leased Real Property any Hazardous Materials in violation of applicable Environmental Laws or that would be reasonably likely to form the basis of an Environmental Claim against the Company of any of its Subsidiaries, (b) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is subject to any Order, letter or memorandum by or with any Governmental Entity or Contract with any Person imposing any Liability under any Environmental Law; and (d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any Liability or obligation that would reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries. For purposes of this Section 3.13, “Hazardous Materials” shall mean any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste, including medical or infectious waste, which is regulated under any Environmental Law.

3.14 Employee Benefits.

(a) Each Benefit Plan complies in form and has been established, maintained and administered in accordance with its terms, and in compliance in all material respects in accordance with the requirements of Applicable Law (including ERISA and the Code).

(b) None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors has ever maintained, sponsored or contributed to, maintains, sponsors or contributes to, has ever been required to maintain, sponsor or contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan (including any Benefit Plan) subject to Section 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA. None of the Benefit Plans provide any material retiree health or welfare insurance benefits to any current or former employee or other Worker of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Applicable Law.

(c) The execution and delivery of any Transaction Document, or the consummation of the Transactions (either alone or in combination with another event, including a termination of any employee, officer, director, stockholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents) will not (i) result in any material payment becoming due, or increase the amount of any compensation or benefits due, to any employee, officer, director, stockholder or other Worker of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries or eligible dependents or with respect to any Benefit Plan; (ii) materially increase any benefits or payments otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company (or any of its Subsidiaries) to any Person.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

3.15 Compliance with Law. The operations of the businesses of the Company and its Subsidiaries have been and are being conducted in compliance with all Applicable Laws, all Orders applicable to the Company or any of its Subsidiaries or any of their businesses and all Permits required for the operations of the Company’s and its Subsidiaries’ businesses, except where any such failure to comply would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any such Applicable Laws, Orders or Permits, and, to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in violations of any of the foregoing.

3.16 Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. No Governmental Entity has notified the Company that it is challenging the right of the Company or any of its Subsidiaries to design, research, develop, pre-clinically or clinically test, manufacture, license, offer or sell any of their products or services.

3.17 Litigation. Except as described on Schedule 3.17, there is no action, suit, proceeding, claim, arbitration, audit of Governmental Entity, criminal prosecution, unfair labor practice charge or complaint, examination or investigation (“Proceeding”) pending (or, to the Company’s Knowledge, threatened) against the Company or any of its Subsidiaries, or relating to their activities, properties or assets or any Person whose Liability the Company or any of its Subsidiaries has retained or assumed, either by contract or by operation of Applicable Law or, against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or the relevant Subsidiary. To the Knowledge of the Company, there is no factual or legal basis that would be reasonably expected to result in any such Proceeding that could result in material monetary damages or any equitable remedy. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, and there is no material Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

3.18 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company believes that its and its Subsidiaries’ relations with their respective employees are good. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) or other key employee of the Company or any Subsidiary has notified the Company or any Subsidiary that such officer intends to leave the Company or any of its Subsidiaries or otherwise terminate such officer’s employment with the Company or any of its Subsidiaries. To the Company’s Knowledge, no executive officer or other key employee of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be), to the Company’s Knowledge, does not subject the Company or its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment, classification of employees, plant closing, mass layoffs and employment practices and benefits, terms and conditions of employment and wages and hours, except where any such failure to comply would not have a Material Adverse Effect. There are no material claims, disputes, grievances, controversies, labor disputes or other Proceedings pending or, to the Company’s Knowledge, threatened or anticipated, that involves any Worker, Benefit Plan and/or Governmental Entity, and there have been no such claims, disputes, grievances, controversies, labor disputes or Proceedings within the past three (3) years.

3.19 Intellectual Property.

(a) Schedule 3.19(a) sets forth a true, correct and complete list of all (i) patents, patent applications and other indicia of ownership of an invention issued or filed with any Governmental Entity, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered and unregistered copyrights and (iv) domain name registrations and websites in each case owned, used or held for use by the Company in the conduct of its business, specifying as to each such item, as applicable (w) the owner(s) of the item, (x) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (y) the respective issuance, registration, and application number of the item, and (z) the date of application and issuance or registration of the item.

(b) Schedule 3.19(b) sets forth a true, correct and complete list of all licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property used by the Company in the conduct of its business (other than licenses to commercially available off-the-shelf software), and (ii) by which the Company licenses or otherwise authorizes a third party to use or covenants not to sue or grants an immunity from suit any Intellectual Property of the Company. Neither the Company nor, to the Company’s Knowledge, any third party is in Default under any such license or other agreement in any material respect, and except as set forth on Schedule 3.19(b), each such license or other agreement is now and immediately following the Closing shall be in full force and effect.

(c) The operations of the Company do not and have not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated the Intellectual Property of the Company, and the Company has not filed or threatened in writing any claims alleging that a third party has infringed, misappropriated or otherwise violated any Intellectual Property of the Company. No third party has filed any or, to the Company’s Knowledge, threatened any claims alleging that the Company has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights and, to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to such an infringement, misappropriation or violation. The Company has not given any indemnification, release or covenant to any third party against infringement, misappropriation or other violation of

Intellectual Property of the Company. The Company has not requested (whether or not received) any opinion of patent counsel that concerns infringement, validity or enforceability of any Person’s patent.

(d) Except as set forth thereon, all of the items listed in Schedule 3.19(a) are owned solely by the Company free and clear of all Encumbrances , and (i) are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their scope or validity, (ii) no opposition, extension of time to oppose, interference, rejection, or refusal to register has been filed in connection with any such application, (iii) are active, valid and enforceable, and (iv) the ownership of the entire right, title and interest therein is recorded with the applicable Governmental Entity solely in the name of the Company. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Intellectual Property have been paid in full in a timely manner to the proper Governmental Entity, and except as set forth in Schedule 3.19(a), no such fees are due within the one year period following the date hereof. Except as set forth in Schedule 3.19(d), none of the Intellectual Property owned or used by the Company is the subject of any order, decree or injunction of any Governmental Entity, and the Company has not been the subject to any order, decree or injunction of any Governmental Entity in respect of any other Person’s Intellectual Property.

(e) The Company has obtained from all Persons (including employees, directors, consultants and other service providers) who have created any portion of, or otherwise would have any rights underlying, any Intellectual Property purportedly owned by the Company, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, and have delivered true and complete copies of such assignments to the Company.

(f) None of the trade secrets or other material confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was made pursuant to an appropriate written confidentiality agreement. To the Company’s Knowledge, there has not been any breach by any such Person of any such agreement. The Company has taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of the trade secrets and other material confidential or other proprietary information and in each such case using not less than a reasonable degree of care under the circumstances.

(g) Except for any fees payable to a Governmental Entity to issue, register or maintain any of the Intellectual Property listed in Schedule 3.19(a) and for any payments required pursuant to a contract listed in Schedule 3.19(b), the Company is not currently obligated to make any payment of any kind to any Person (including directors, officers, employees, consultants, contractors and agents of the Company) for the ownership or use of any Intellectual Property, and, to the Knowledge of the Company, there exists no basis for any such obligation to arise in the future. None of the Intellectual Property owned by the Company was developed with funding by any Governmental Entity and no Governmental Entity has any rights, contingent or otherwise, thereto.

(h) All data and personal information used or maintained by the Company has been collected, maintained, used and transferred in accordance with the Company’s applicable data protection and privacy principles and policies. All such data protection and privacy principles and policies are designed and administered in accordance with all Applicable Laws. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data or information, and no facts or circumstances exist that might give rise to such a claim.

3.20 Transactions with Certain Persons. No Related Party has or has had, either directly or indirectly, a material interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject. No event has occurred, and no circumstance or condition exists, that has resulted in, or would reasonably be expected to result in, any claim by an employee, officer or director of the Company or any of its Subsidiaries for indemnification or advancement of expenses related thereto pursuant to (x) the terms of the applicable Charter Documents of the Company or any of its Subsidiaries, (y) any indemnification agreement or other Contract between the Company or any of its Subsidiaries and any such employee or (z) any Applicable Laws. No employee, officer or director of the Company or any of its Subsidiaries or any member of the immediate family of any such employee, officer or director is indebted to the Company or any of its Subsidiaries, nor is the Company or and its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them.

3.21 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. The Company has made available to such Purchaser true and complete copies of its current policies of insurance.

3.22 Certain Business Practices. None of the directors, officers, agents or employees of the Company or any of its Subsidiaries or any of their Affiliates has, in each case in connection with the Company’s or any of its Subsidiaries’ businesses, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any payment to any customer or supplier of the Company or any of its Subsidiaries, or given any other consideration to any such customer or supplier in respect of the Company’s or any of its Subsidiaries’ businesses that violates Applicable Law, (d) received any payment or any services which were not legal for the payer or provider of such services to make or provide, (e) had any material transactions or payments that were not recorded in its accounting books or records, (f) had any off-book bank of cash accounts or “slush funds”, or (d) made or received any other unlawful payment.

3.23 No Brokers. Except as set forth on Schedule 3.23, none of the Company, its Subsidiaries or any of their Representatives or Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of any Purchaser, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or any other Transaction Document.

3.24 Books and Records. The Company and its Subsidiaries have made and kept (and given such Purchaser access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries made available to such Purchaser accurately reflect in all material respects all action previously taken by the Shareholders of the Company, its Subsidiaries, the Board of Directors and any committees of thereof. The copies of the stock book records of the Company and its Subsidiaries previously made available to such Purchaser are true complete, and accurately reflect all issuance or grant of all Company Securities through and including the date hereof.

3.25 Health Care Law and Regulatory Matters.

(a) The Company and its Subsidiaries have been and are in material compliance with applicable Health Care Laws and have obtained and are in material compliance with the terms and conditions of all Permits required under applicable Health Care Laws for the use and operation of the Company’s and its Subsidiaries’ businesses, and neither the Company nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable. The consummation of the transactions contemplated by this Agreement shall not cause the revocation, modification or cancellation of any Permit required under applicable Health Care Laws relating to the Company or any of its Subsidiaries, and no additional Permit is required in connection therewith or for the ability of the Company and its Subsidiaries to maintain the businesses and operations of the Company and its Subsidiaries immediately following such consummation.

(b) The Company and its Subsidiaries have not received notice of any pending or threatened claim, suit, proceeding, enforcement, investigation, or other action from a Governmental Entity alleging that any operation or activity of the Company or any of its Subsidiaries is in violation of any Health Care Law. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with any Governmental Entity related to any allegation that any operation or activity of the Company or its Subsidiaries is in violation of any Health Care Law. This includes that neither the Company nor any of its Subsidiaries is subject to, and has received notice of, any criminal, injunctive, seizure or civil penalty actions begun or threatened by any Regulatory Authority against the Company or any of its Subsidiaries.

(c) Except as described on Schedule 3.25(c), there is no pending or threatened claim, suit, proceeding, enforcement, investigation, or other action of any sort (other than non-material routine or periodic inspections or reviews) against the Company or any of its Subsidiaries or any Person that manufactures, develops or distributes Aradigm Products or compounds contained in Aradigm Products pursuant to a development, contract research, commercialization, manufacturing, supply or other collaboration arrangement with the Company (each, a “Company Partner”) by any Regulatory Authority. None of the Company, any of its Subsidiaries or any Company Partner has committed or permitted to exist any material violation of the rules and regulations of any Regulatory Authority which has not been cured by the Company, the applicable Subsidiary or the applicable Company Partner, or waived by the relevant Regulatory Authority.

(d) All Aradigm Products and all compounds contained in Aradigm Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested by or on behalf of the Company in compliance in all material respects with all applicable requirements under all Applicable Laws, including current good manufacturing practices, and all protocols, specifications and approvals by institutional review boards (and similar bodies). Except as described on Schedule 3.25(d), neither the Company nor any of its Subsidiaries is conducting, or has conducted, directly or through a Company Partner, any clinical trials of a Development Product. All studies, tests, preclinical and clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to Aradigm Products and compounds contained in Aradigm Products are being and have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls, and all Applicable Laws, and the Company and its Subsidiaries have not received notice from the FDA or the EMA (or similar Governmental Authorities) or an institutional review board (or similar body) requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials with respect to Aradigm Products and compounds contained in Aradigm Products conducted by or on behalf of the Company and any of its Subsidiaries.

(e) None of the Company, any of its Subsidiaries, or any of their agents or subcontractors, has been convicted of any crime or to the Company’s Knowledge engaged in any conduct which could result in debarment, exclusion or disqualification by any Regulatory Authority, and there are no claims, actions, investigations or proceedings pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in criminal liability or debarment or exclusion or disqualification by any Regulatory Authority.

(f) Except as described on Schedule 3.25(f)-1, neither the Company nor any of its Subsidiaries has imported, exported, marketed, sold, offered for sale, or distributed for sale any products. The Company and its Subsidiaries have made available to such Purchaser true, correct and complete copies of all material data and information with respect to the Aradigm Products and compounds contained in Aradigm Products, including any correspondence with the Regulatory Authorities. Except as described on Schedule 3.25(f)-2, neither the Company nor any of its Subsidiaries has filed any Investigational New Drug or similar applications with respect to any compounds contained in Aradigm Products. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or Permits from the FDA, EMA or any other Regulatory Authority relating to the Aradigm Products and compounds contained in Aradigm Products were true and correct in all material respects as of the date of preparation and submission, as applicable, and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, EMA or other Regulatory Authority.

(g) Neither the Company nor any of its Subsidiaries has received from any Regulatory Authority any (i) inspection reports, (ii) notices of adverse findings, warning, untitled letters, minutes of meetings, or (iii) other correspondence from any Regulatory Authority concerning the Aradigm Products or compounds contained in Aradigm Products in which any Regulatory Authority alleged or asserted that the operations of the Company or any of its Subsidiaries may not be in compliance with Applicable Laws or Permits, or that Aradigm Products or compounds contained in Aradigm Products may not be safe, effective, or approvable, and to the knowledge of the Company and its Subsidiaries no such Regulatory Authority is considering any such action. Neither the Company nor any of its Subsidiaries nor any Company Partner has issued any investigator notice, safety alert or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of Aradigm Products and all compounds contained in Aradigm Products (a “Safety Notice”), and to the knowledge of the Company and any of its Subsidiaries there are no facts that would be reasonably likely to result in the issuance of a Safety Notice or in the termination or suspension of any studies, tests or preclinical or clinical trials with respect to Aradigm Products and compounds contained in Aradigm Products.

(h) There is no material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the subsequent development (as such development is contemplated as of the date of the Ciprofloxacin License Agreement) of the Aradigm Products or compounds contained in Aradigm Products, nor do any conditions exist that reasonably could be expected to lead to such manufacturing problems.

3.26 Takeover Statutes; Rights Agreement. Application of Takeover Protections; Rights Agreement. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation, Bylaws or other organizational documents or Applicable Law or otherwise which is or could become applicable to such Purchases solely as a result of the transactions contemplated by the Transaction Documents, including the Company’s issuance of the New Shares and such Purchaser’s ownership of the New Shares. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of the Company Capital Stock or a change in control of the Company or any of its Subsidiaries as a result of the transactions contemplated by the Transaction Documents.

3.27 Proxy Statement. None of the information included or incorporated by reference in the letter to the Shareholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the approval of this Agreement and the other Transactions Documents and the Transactions, at the date it is first mailed to the Shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by such Purchaser or its Affiliates expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.28 Disclosure. This Agreement (including the Company Disclosure Letter) does not, and none of the certificates delivered to such Purchaser in connection with the Transactions will, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.29 Investment Company Status. The Company is not, and upon consummation of the sale of the New Shares will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.30 Acknowledgement Regarding Such Purchaser’s Trading Activity. It is understood and acknowledged by the Company that: (a) other than as contemplated by the Governance Agreement, following the public disclosure of the transactions contemplated by the Transaction Documents, in accordance with the terms thereof, such Purchaser has not been asked by the Company or any of its Subsidiaries to agree, nor has any Purchaser agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Company Common Stock for any specified term; (b) any Purchaser, and counterparties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Company Common Stock which was established prior to such Purchaser’s knowledge of the transactions contemplated by the Transaction Documents; and (c) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by the Transaction Documents pursuant to the initial press release to be issued with respect to the Transactions, except as provided in the Governance Agreement, (x) such Purchaser may engage in hedging and/or trading activities at various times during the period that the shares of Company Common Stock are outstanding and (y) hedging and/or trading activities, if any, can reduce the value of the existing shareholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

3.31 U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the shares of Company Common Stock are held by such Purchaser, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Company and each of its Subsidiaries shall so certify upon any Purchaser’s request.

3.32 Registration Eligibility. The Company is eligible to register the Company Common Stock for resale by such Purchaser using Form S-1 promulgated under the Securities Act.

3.33 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the New Shares to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

3.34 Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any equity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

3.35 Utility Holding Act. None of the Company or any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

3.36 Federal Power Act. None of the Company or any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

3.37 Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i) of the Securities Act.

3.38 No Other Registration Rights. There are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to (a) the Grifols Registration Rights Agreements, (b) the Other Purchasers Registration Rights Agreement, (c) that certain Registration Rights Agreement, dated as of July 30, 2010, between the Company and Novo Nordisk A/S, (d) that certain Registration Rights Agreement, dated as of July 5, 2011, by and among the Company and the investors listed on the signature pages thereto, and (e) that certain Registration Rights Agreement, dated as of December 11, 2012, by and among the Company and the investors listed on the signature pages thereto).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the Closing Date:

4.1 Organization of Such Purchaser. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

4.2 Authorization. Such Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is or will be a party, to consummate the Transactions and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other such Transaction Document and the consummation by such Purchaser of the Transactions have been, or when executed and delivered, will be duly approved by all necessary action on the part of such Purchaser and no other proceedings on the part of such Purchaser are necessary to authorize the execution and delivery of this Agreement and each other Transaction Document to which it is a party or to consummate the Transactions. This Agreement and the other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by such Purchaser and are the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.3 Consents and Approvals; No Conflicts.

(a) No consent, approval or authorization of, or filing or registration with, any Governmental Entity, or any other Person, is required to be made, obtained or given by such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for: (i) filings and the expiration or early termination of any waiting period under any applicable Antitrust Law and (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Transaction Documents and the Transactions.

(b) The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the Transactions will not (a) result in a violation or breach of, or be in conflict with or constitute a violation of, the applicable Charter Documents of such Purchaser, (b) assuming the consents and approvals referred to in Section 4.3(a) are duly obtained, violate any Applicable Laws, Orders or Permits applicable to such Purchaser (c) violate, conflict with, result in a material Default under, or give to any Person any rights of termination or acceleration under any material Contract of such Purchaser, except in the case of clauses (b) and (c), as would not be material to such Purchaser, taken as a whole.

4.4 Litigation. There are no Proceedings pending, or to the knowledge of such Purchaser, threatened against such Purchaser which materially affects or might be reasonably expected to materially affect such Purchaser’s ability to perform any of its obligations under the Agreement or each other Transaction Document, or the consummation of the Transactions.

4.5 No Brokers. Neither such Purchaser nor any of its Representatives or Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or any other Transaction Document.

4.6 Proxy Statement. None of the information with respect to such Purchaser that such Purchaser or any of its Representatives furnishes in writing to the Company expressly for use in the Proxy Statement, will, at the date such Proxy Statement is first mailed to the Shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such Purchaser with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

4.7 Sufficiency of Funds. Such Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price with respect to the New Shares to be purchased by such Purchaser and to consummate the transactions contemplated by this Agreement.

4.8 No Public Sale or Distribution. Such Purchaser is acquiring New Shares to be purchased by such Purchaser for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, such Purchaser does not agree, or make any representation or warranty, to hold any of such New Shares for any minimum or other specific term and reserves the right to dispose of such New Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser is acquiring such New Shares hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of such New Shares in violation of applicable securities laws.

4.9 Accredited Investor Status. At the time such Purchaser was offered the New Shares to be purchased by such Purchaser, such Purchaser was, and as of the date hereof such Purchaser is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act. Such Purchaser is not a registered broker-dealer under Section 15 of the

Exchange Act. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in such New Shares.

4.10 Reliance on Exemptions. Such Purchaser understands that the New Shares to be purchased by such Purchaser are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire such New Shares.

4.11 Transfer or Resale. Such Purchaser understands that except as provided in the Grifols Registration Rights Agreement and the Other Purchasers Registration Rights Agreement: (a) the New Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) such New Shares can be sold, assigned or transferred pursuant to and in accordance with the terms and conditions of Rule 144, Rule 144A, or Regulation S, promulgated under the Securities Act (or a successor rule thereto) (collectively, “Securities Act Exemptions”); or (iii) if Securities Act Exemptions are not applicable by their terms, and any resale of the New Shares under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (b) neither the Company nor any other Person is under any obligation to register the New Shares under the Securities Act or any state securities, but the Company does undertake to file all required public reports under Rule 144(c)(1) of the Securities Act so that Rule 144 of the Securities Act is available to investors that satisfy its terms, including applicable holding periods.

4.12 General Solicitation. Such Purchaser is not purchasing the New Shares to be purchased by such Purchaser as a result of any advertisement, article, notice or other communication regarding such New Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Conduct of Business by the Company.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the Ordinary Course of Business and in material compliance with all Applicable Law and (ii) use commercially reasonable efforts to preserve intact its present business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has business relationships.

(b) In addition, without limiting the generality of Section 5.1(a), without the prior written consent of Grifols, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause its Subsidiaries, not do any of the following:

(i) propose or adopt any amendments to the Charter Documents of the Company or any of its Subsidiaries;

(ii) adopt a plan of complete or partial liquidation or dissolution;

(iii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Company Securities;

(iv) (A) adjust, split, combine or reclassify or otherwise amend the terms of any capital stock of the Company or authorize the issuance of any Company Securities in respect of, in lieu of or in substitution for any capital stock of the Company or (B) purchase, redeem or otherwise acquire, directly or indirectly, any Company Securities;

(v) issue, deliver, grant, sell, authorize, pledge or otherwise encumber any Company Securities, or enter into other agreements or commitments of any character obligating it to issue any such Company Securities, other than issuances of Company Common Stock upon the exercise or conversion of Company Options or Company Warrants outstanding on the date hereof in accordance with their terms or any agreement to which the Company is a party in effect as of the date hereof, each of which agreements have been disclosed to Purchasers;

(vi) acquire or agree to acquire by merging or consolidating with, or by, directly or indirectly, purchasing (A) any shares of capital stock or other voting securities in, (B) any securities convertible into or exchangeable for share of capital stock or other voting securities in, (C) any subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights relating to the issuance, sale, repurchase or transfer of any such securities or (D) any material assets of or any material business or any Person or material division thereof;

(vii) sell, lease or otherwise dispose of material assets, including by merger, consolidation, asset sale or other business combination, except payment of invoices in the Ordinary Course of Business;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, which, individually, are not in excess of $5,000 and, in the aggregate, are not in excess of $25,000;

(ix) except as required by GAAP, make any material change in its methods or principles of accounting since the date of the last audited financial statements;

(x) revalue any of its assets other than in the Ordinary Course of Business;

(xi) grant any rights with respect to any Intellectual Property of the Company or any of its Subsidiaries other than non-exclusive rights granted to third party service providers solely for the purpose of conducting, on behalf of the Company or any of its Subsidiaries, any research and development activities, except in connection with the Company’s proposed spinout of its “nicotine inhalation” program and GERD Aspiration Diagnostic technology;

(xii) enter into any agreement or commitment the effect of which would be to grant to a third party following the Closing any license to any Intellectual Property owned by Purchaser or any of its Subsidiaries, except in connection with the Company’s proposed spinout of its “nicotine inhalation” program and GERD Aspiration Diagnostic technology;

(xiii) disclose any trade secrets of the Company or any of its Subsidiaries outside of an appropriate confidentiality agreement, other than only as necessary in the Ordinary Course of Business;

(xiv) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (C) guarantee any debt securities of another Person, (D) enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), in each case, involving amounts in excess of $250,000, or (E) enter into any arrangement having the economic effect of any of the foregoing;

(xv) make or commit to make capital expenditures in excess of an aggregate of $100,000 or fail to pay its obligations or satisfy its Liabilities as the same become due and payable; or

(xvi) agree in writing or otherwise to take any of the actions described in clauses (i) through (xv) above.

5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. (b) Each of Grifols and the Company shall hold, and shall cause their respective directors, officers, employees, consultants and other agents to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Mutual Nondisclosure Agreement, dated as of April 19, 2012, between Grifols and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.2 information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement.

(b) Access to Information. The Company shall, upon reasonable prior notice, afford Grifols and Grifols’s employees, accountants, consultants, prospective financing sources (and their advisors), agents, attorneys and other Representatives reasonable access during normal business hours to its properties, books, records, personnel and Representatives during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel for purposes of this Agreement, as Grifols may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any Applicable Law or Order applicable to the Company requires the Company to restrict or prohibit access to any such properties or information. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.2(b) shall be subject to the Section 5.2(a).

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification of a Party shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.3 Regulatory Filings; Commercially Reasonable Efforts.

(a) Regulatory Filings. The Parties shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Laws, and as promptly as practicable after the date hereof, Grifols and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity, including (i) notification and report forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act and (ii) any other filings necessary to satisfy the closing condition set forth in Section 7.1(b), in connection with the Transactions. Each of Grifols and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.3(a) to comply in all material respects with all Applicable Law.

(b) Exchange of Information. Grifols and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.3(a). Subject to Applicable Law relating to the exchange of information, Section 5.2(a) of this Agreement, and the preservation of any applicable attorney-client privilege, work product doctrine, self-audit privilege, or other similar privilege, each of the Company and Grifols shall use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to the Company, Grifols or any of their Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any filing, investigation, or proceeding in connection with this Agreement or the Transactions (including under any Antitrust Law). In connection with such collaboration, the Company and Grifols each shall act reasonably and as promptly as practicable.

(c) Notification. Grifols and the Company each shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.3(a), Grifols or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary, appropriate or desirable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with any Person (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions (other than any suits, claims, actions, investigations or proceedings brought by a Governmental Entity); and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, neither Grifols nor any of its Affiliates shall be under any obligation to, nor, without Grifols’s prior written consent (which consent may be withheld in Grifols’s sole discretion), shall the Company, (x) make proposals, execute, agree or consent to or carry out agreements or submit to any Order (A) providing for the sale or other disposition or holding separate of any assets of Grifols, any of its Affiliates or Subsidiaries or any of their Affiliates, or the Company or the holding separate of any capital stock of any such Person, or imposing or seeking to impose any limitation on the ability of Grifols or any of its Affiliates, to own such assets or to acquire, hold or exercise full rights of ownership of capital stock of the Company, or (B) imposing or seeking to impose (1) any limitation whatsoever on the business activities of Grifols or any of its Affiliates or (2) any limitation on the business activities of the Company, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted or requested under any Applicable Law governing competition, monopolies or restrictive trade practices.

5.4 Shareholders Approval; Preparation of Proxy Statement.

(a) The Company shall, in accordance with Applicable Law and the Articles of Incorporation and Bylaws, as promptly as practicable following the date of this Agreement and the date on which the Proxy Statement is cleared by the staff of the SEC, duly call, give notice of, convene and hold a meeting of its Shareholders (the “Shareholders Meeting”) for the Transaction Approval and Charter Amendment Approval (collectively, the “Shareholders Approval”).

(b) The Company shall, as soon as reasonably practicable following the date of this Agreement, but no later than within twelve Business Days from the date hereof, prepare and file a preliminary Proxy Statement with the SEC and thereafter each of the Company and Grifols shall use their commercially reasonable efforts to respond to any comments of the SEC or its staff, and to any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Shareholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Grifols, mail to the Shareholders such an amendment or supplement. Grifols shall cooperate with the Company in the preparation of the Proxy Statement, including any amendment or supplement thereto, and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Grifols and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s Shareholders, and reasonable and good faith consideration shall be given to any comments made by Grifols and its counsel. The Company shall as soon as reasonably practicable (i) notify Grifols of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Grifols with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(c) Without limiting the generality of the foregoing, each of the Parties shall correct promptly any information provided by it to be used in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Shareholders, in each case to the extent required by Applicable Law or otherwise deemed appropriate by the Company.

(d) (i) The Board of Directors shall recommend that the Company’s Shareholders vote in favor of the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated by the Transaction Documents and (ii) the Proxy Statement shall include a statement that the Board of Directors has recommended that the Company’s Shareholders vote in favor of the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated by the Transaction Documents (this statement and the statement in the Proxy Statement, the “Recommendation”). The Company shall submit the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated in the Transaction Documents to the Shareholders for their vote. The Company shall use commercially reasonable efforts to (x) solicit from the Shareholders proxies in favor of the Company Stock Sale, the Ciprofloxacin License Agreement, the Charter Amendment and the other transactions contemplated by the Transaction Documents and (y) take all other actions necessary or advisable to secure the vote or consent of Shareholders required by Applicable Law to obtain the Shareholders Approval.

(e) Notwithstanding anything to the contrary in this Agreement, the Shareholders Meeting may not be postponed, except with the written consent of Grifols.

(f) As promptly as practicable following the Charter Amendment Approval, the Company shall duly execute and file the Charter Amendment with the Secretary of State of California in accordance with the California Corporations Code.

5.5 Notification of Certain Matters.

(a) By the Company. The Company shall promptly after obtaining Knowledge of such matter notify Purchasers of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to Purchasers or the representations, warranties or covenants of the Company or the conditions to the obligations of Purchasers.

(b) By Purchasers. Each Purchaser shall promptly after obtaining knowledge of such matter notify the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of such Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5(b) shall not limit or otherwise affect the remedies available hereunder to the Company or the representations, warranties or covenants of such Purchaser or the conditions to the obligations of the Company.

5.6 No Solicitation.

(a) From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 9.1, the Company agrees that neither it nor any of its Representatives, Affiliates nor any Persons acting on behalf of the Company shall, directly or indirectly:

(i) initiate, solicit, seek or encourage or facilitate (including in each case by way of providing information) any inquiries, proposals or offers with respect to or that could reasonably be expected to lead to, or the making, announcement, submission or the completion of, an Acquisition Proposal;

(ii) participate or engage in or continue any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company, or otherwise cooperate with, facilitate or assist any Person in connection with an Acquisition Proposal;

(iii) approve, endorse or recommend, or publicly announce the intent to approve, endorse or recommend, any Acquisition Proposal;

(iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal;

(v) submit an Acquisition Proposal to the Shareholders; or

(vi) resolve, propose or agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Representatives and Affiliates to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal. The Company shall enforce and shall not waive any rights under any standstill, confidentiality or similar agreements to which the Company is a party. The Company shall promptly inform its Representatives and Affiliates of the Company’s obligations under this Section 5.6. If any Representatives or Affiliates of the Company takes any action that the Company is obligated by this Section 5.6 to cause such Representative or Affiliate not to take, the Company shall be deemed to have breached this Section 5.6.

(c) The Company shall notify Purchasers promptly (and in any event within 24 hours) upon receipt by it or any of its Representatives of (i) any Acquisition Proposal, indication by any Person that it is considering making an Acquisition Proposal or amendment or modification to an Acquisition Proposal, (ii) any request for non-public information relating to the Company other than requests for information in the Ordinary Course of Business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Purchasers promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto.

5.7 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement or the Transactions, each of Grifols, the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

5.8 Public Disclosure. Without limiting any other provision of this Agreement, no Party shall (and each Party shall cause its Representatives not to) make, directly or indirectly, any public announcement with respect to this Agreement and the Transactions, except as may be required by Applicable Law without the consent of the other Party. The initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the Parties.

5.9 Third Party Manufacturer Supply Agreement. During the period from the date hereof and continuing until the execution and delivery of a fully negotiated Third Party Manufacturer Supply Agreement, the Company shall use commercially reasonable efforts to negotiate the terms of the Third Party Manufacturer Supply Agreement with the Third Party Manufacturer and shall use commercially reasonable efforts to obtain the terms set forth on Schedule 5.9 (it being understood that the Third Party Manufacturer would fulfill on behalf of the Company the obligations of the Company set forth on Schedule 5.9). Grifols and its counsel shall be given an opportunity to participate fully in such negotiations with the Third Party Manufacturer and the Company shall provide Grifols with a reasonably opportunity to review and comment upon any term sheets or drafts of the Third Party Manufacturer Supply Agreement in advance of their being exchanged between the Company and the Third Party Manufacturer.

5.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

POST-CLOSING COVENANTS OF ALL PARTIES

6.1 Indemnification of Directors and Officers.

(a) The Company agrees to indemnify (including the advancement of expenses) and hold harmless all directors (including former directors) of the Company who have been designated for election or appointment by Grifols under the Governance Agreement (each, a “Grifols Designees”), to the same extent such individuals are entitled to indemnification by the Company pursuant to the Articles of Incorporation and Bylaws as in effect as of the date of this Agreement, for any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions that occurred at or prior to the Closing. This Section 6.1 shall survive the Closing, and is intended to be for the benefit of, and shall be enforceable by, all Grifols Designees, their respective heirs and personal representatives and shall be binding upon the Company. The obligations of the Company under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.1 applies without the express written consent of such affected indemnitee.

(b) So long as Grifols is entitled to designate one or more candidates for election or appointment as director of the Company, the Company shall maintain in effect in the Articles of Incorporation and Bylaws of it or any successor of it the provisions regarding the elimination of liability of directors, indemnification of officers and directors thereof and advancement of reasonable expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents of the Company as of the date of this Agreement.

(c) If the Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 6.1.

(d) The rights of Grifols Designees of the Company under this Section 6.1 shall be in addition to any rights such individual may have under the Articles of Incorporation and Bylaws or under any Applicable Law.

6.2 Disclosure. In the event that the Company engages in any transaction to which Grifols or any of Grifols’s Affiliates is a party and which requires the disclosure by the Company to a U.S. Governmental Entity (other than the SEC) of the identity of Grifols or such Affiliate engaged in such transaction, the Company agrees to (a) provide a copy of any document containing such disclosure to Grifols at least 30 days prior to the due date for submitting such document with the appropriate U.S. Governmental Entity, and (b) incorporate any changes to such document as reasonably requested by Grifols prior to the submission of such document with the appropriate U.S. Governmental Entity.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

7.1 Conditions to the Obligations of Each Party. The respective obligations of the Company and each Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, temporary restraining Order, preliminary or permanent injunction or other Order which (i) is in effect and (ii) has the effect of otherwise prohibiting or preventing the consummation of the Transactions.

(b) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act and other applicable Antitrust Law relating to the Transactions will have expired or terminated early, and the conditions of any agreement entered into by any Party with any Governmental Entity the effect of which is to prohibit the Transactions pending the completion of the Governmental Entity’s review or investigation of the Transactions shall have been satisfied or waived in accordance with the terms thereof.

7.2 Conditions to the Company’s Obligations. The obligations of the Company to effect the Closing with respect to each Purchaser are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived with respect to such Purchaser by the Company:

(a) Representations and Warranties. (i) Each of the representations and warranties of such Purchaser in Section 4.1 (Organization of Such Purchaser), Section 4.2 (Authorization), and Section 4.5 (No Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties of such Purchaser shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

(b) Covenants. Such Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of such Purchaser by an authorized executive officer of such Purchaser.

(c) Deliveries.

(i) The obligations of the Company to effect the Closing with respect to Grifols shall be subject to the Company’s receipt of the Governance Agreement, the Ciprofloxacin License Agreement, the A1AT Option Agreement and the Grifols Registration Rights Agreement, each signed on behalf of Grifols.

(ii) The obligations of the Company to effect the Closing with respect to each other Purchaser (other than Grifols), shall be subject to the Company’s receipt of the Other Purchasers Registration Rights Agreements, signed on behalf of the applicable Purchaser.

7.3 Conditions to the Obligations of Each Purchaser. The obligations of each Purchaser to effect the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (but only with respect to itself) by any Purchaser:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.1 (Organization of the Company), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries; Investments), Section 3.4 (Authorization), Section 3.5 (Validity of New Shares) and Section 3.23 (No Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

(b) Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Purchasers shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company.

(d) Deliveries.

(i) The obligations of Grifols to effect the Closing shall be subject to Grifols’s receipt of the Governance Agreement, the Ciprofloxacin License Agreement, the A1AT Option Agreement and the Grifols Registration Rights Agreement, each signed on behalf of the Company.

(ii) The obligations of Grifols to effect the Closing shall be subject to Grifols’s receipt of a binding term sheet addressing the material provisions to be included in the Grifols Supply Agreement (the “Grifols Supply Agreement Term Sheet”) or the fully negotiated Grifols Supply Agreement, in either case, signed on behalf of the Company and which shall contain the pricing terms set forth on Schedule 7.3(d) and other terms and conditions that are either (A) substantially similar to and consistent with the terms set forth on Schedule 5.9 or (B) reasonably acceptable to Grifols in its sole discretion (it being understood that each of the terms set forth on Schedule 5.9 shall be deemed reasonably acceptable to Grifols).

(iii) The obligations of Grifols to effect the Closing shall be subject to Grifols’s receipt of a binding term sheet addressing the material provisions to be included in the Third Party Manufacturer Supply Agreement or the fully negotiated Third Party Manufacturer Supply Agreement, in either case, signed on behalf of the Company and the Third Party Manufacturer Supply Agreement, which shall contain substantially the same terms as the Grifols Supply Agreement Term Sheet or Grifols Supply Agreement, as applicable, with appropriate modifications in light of the parties to such agreement.

(iv) The obligations of each Purchaser (other than Grifols) to effect the Closing shall be subject to such Purchaser’s receipt the Other Purchasers Registration Rights Agreement, signed on behalf of the Company.

(v) The obligations of each Purchaser to effect the Closing shall be subject to such Purchaser’s receipt of stock certificates evidencing the New Shares to be purchased by such Purchaser, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to such Purchaser and with all required stock transfer tax stamps affixed.

(vi) The obligations of each Purchaser to effect the Closing shall be subject to such Purchaser’s receipt of a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers or directors of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(vii) The obligations of each Purchaser to effect the Closing shall be subject to such Purchaser’s receipt of a certificate of the Secretary or an Assistant Secretary of the Company certifying, with respect to the Company, as to the matters set forth in Sections 7.3(a), 7.3(b), 7.3(c), 7.3(e), and 7.3(f).

(viii) The obligations of each Purchaser (other than Grifols) to effect the Closing shall be subject to the following additional conditions: (A) there shall have been no change from the date of this Agreement to the Closing in the rights, preferences and privileges of the Common Stock or in the Per Share Purchase Price, (B) the License Agreement shall have been duly executed and delivered by the Company and Grifols and shall be in effect without any material change to the economic terms thereof contained in Exhibit B, and (C) Grifols shall have closed on the purchase of New Shares having a Purchase Price of at least $25,000,000.

(e) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws shall have been amended in the forms attached as Exhibit F and Exhibit G, respectively, and each shall have become effective.

(f) Consents and Approvals. The Company shall have received (i) all Permits from and consents of Governmental Entities that are required for the consummation of the Transactions and (ii) the Shareholders Approval.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the New Shares hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Purchaser and all of its Shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, fines, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or the Subsidiaries) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the obligations set forth in this Agreement, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the New Shares, (iii) any disclosure properly made pursuant to Section 5.5 or (iv) the status of such Purchaser or holder of the New Shares as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8.1 shall be the same as those set forth in

Section 7(c) of the Grifols Registration Rights Agreement or the Other Purchasers Registration Rights Agreement, as applicable.

8.2 Remedies. Subsequent to the Closing, the remedies in this Article VIII shall be the sole and exclusive remedies of the Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies, if and to the extent fraud, willful misconduct or intentional misrepresentation is proven on the part of a Party by another Party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law. Each Purchaser can separately exercise any of its rights, claims, causes of action or remedies under this Agreement and no waiver or other action by any Purchaser shall be binding on any other Purchaser.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the board of directors of the terminating Party or Parties, and as provided below:

(a) by mutual written consent duly authorized by the boards of directors of Grifols and the Company;

(b) by either the Company or Grifols if the Closing shall not have occurred by November 20, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by either the Company or Grifols if a Governmental Entity shall have issued an Order or taken any other action (including the failure to have taken an action) having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing of the consummation of the Transactions, which Order or other action is final and nonappealable;

(d) by Grifols, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, prior to the Outside Date through the exercise of reasonable efforts, then Grifols may not terminate this Agreement under this Section 9.1(d) prior to 30 days following the receipt of written notice from Grifols to the Company of such breach.

9.2 Termination of Individual Purchasers. The Company may terminate this Agreement with respect to any Purchaser, by action or authorized by the board of directors of the Company, upon a breach of any representation, warranty, covenant or agreement on the part of each applicable Purchaser set forth in this Agreement, or if any representation or warranty of such Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in such Purchaser’s representations and warranties or breach by such Purchaser is curable by such Purchaser prior to the Outside Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 9.2 prior to 30 days following the receipt of written notice from the Company to such Purchaser of such breach. For the avoidance of doubt, the Company’s exercise of its termination rights under this Section 9.2 would terminate the rights and obligations of the Company and the applicable Purchaser solely with respect to such Purchaser and shall have no effect on the rights and obligations of any other Purchaser under this Agreement.

9.3 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 or 9.2 above shall be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.2(a), Section 5.9, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement.

9.4 Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the Transactions are consummated.

ARTICLE X

MISCELLANEOUS

10.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Grifols may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Grifols without the consent of the Company, (b) Grifols may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that will acquire substantially all of Grifols’s assets by merger, stock purchase, asset purchase or otherwise and (c) Grifols may assign without the consent of the Company to any permitted assignee under Section 14.5 of the License Agreement, provided, that, in the case of clause (a), as between Grifols and its assignee, on the one hand, and the Company, on the other hand, Grifols shall remain the primary obligor with respect to its and its assignee’s obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

10.2 Notices. All notices, deliveries, requests, waivers, approvals, consents and other communications (each, a “Notice”) pursuant to this Agreement will be in writing and shall be delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom Notice is to be given may have furnished to the other Parties in accordance with this Section 10.2. Any such Notice will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine (provided that the original thereof also is sent contemporaneously by another method set forth in this Section 10(b)), and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

If to Grifols:

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Valles 08174
Barcelona, Spain
Facsimile:	+34.93.571.0267
Attention:	Victor Grifols

with copies (which shall not constitute Notice) to:

Osborne Clarke S.L.P.
Avenida Diagonal, 477
Planta 20
08036 Barcelona
Spain
Facsimile:	+34.93.410.2513
Attention:	Tomás Dagá
Raimon Grifols

and

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036 U.S.A.
Facsimile:	+1 (212) 969-2900
Attention:	Peter G. Samuels
Rima R. Moawad

If to the Company:

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Facsimile:	(510) 265-8878
Attention:	Igor Gonda
Nancy Pecota

with a copy (which shall not constitute Notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California
Facsimile:	(415) 268-7197
Attention:	John W. Campbell

All Notices to Purchasers (other than Grifols) shall be addressed to such Purchaser at their respective mailing addresses or facsimile numbers as set forth on Schedule A.

10.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with the other Transaction Documents and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

10.5 Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto, which shall be action taken by or on behalf of the board of directors of such Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.6 Counterparts. This Agreement may be executed (including by facsimile transmission or e-mail of an electronic file such as .pdf) with counterpart signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties.

10.8 Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

10.9 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and assigns and, other than pursuant to Section 6.1, nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement

10.10 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.11 Jurisdiction; Venue. Except as otherwise provided in Section 10.13, the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the Parties consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 10.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

10.12 WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.13 Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the Parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, each Purchaser shall be entitled to an order or orders of specific performance to enforce or prevent the breach of the Company’s affirmative obligations with respect to the conduct of its business under Section 5.1 and its obligations to refrain from taking certain actions under Section 5.2.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARADIGM CORPORATION

By:	/s/ Igor Gonda
	Name:	Igor Gonda
	Title:	Chief Executive Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

GRIFOLS, S.A.

By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

21 APRIL FUND, LP

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title:	Senior Vice President – First Eagle Investment Management, LLC, the General Partner

21 APRIL FUND, LTD.

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title:	Senior Vice President – First Eagle Investment Management, LLC, the Investment Advisor

DEF ASSOCIATES LP

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title	Senior Vice President – First Eagle Investment Management, LLC, the General Partner

FIRST EAGLE VALUE IN BIOTECHNOLOGY MASTER FUND, LTD

By:	/s/ Tim Tabor
	Name:	Tim Tabor
	Title:	Senior Vice President – First Eagle Investment Management, LLC, the Investment Advisor

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis
	Name:	Aaron Davis
	Title:	Vice President/Member

MVA INVESTORS, LLC

By:	/s/ Chris Fuglesang
	Name:	Chris Fuglesang
	Title:	President

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BIOMEDICAL VALUE FUND, L.P.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

BIOMEDICAL INSTITUTIONAL VALUE FUND, L.P.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

BIOMEDICAL OFFSHORE VALUE FUND, LTD.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

WS INVESTMENTS III, LLC

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

DAVID J. MORRISON

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

CLASS D SERIES OF GEF-PS, L.P.

By:	/s/ David Kroin
	Name:	David Kroin
	Title:	Managing Director of Great Point Partners (the Investment Manager)

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LAURENCE W. LYTTON

/s/ Laurence W. Lytton

[Signature page to Stock Purchase Agreement]

Schedule A

Purchasers

Purchaser	Address	Shares Purchased
Grifols, S.A.	[omitted]	209,774,558
First Eagle Value in Biotechnology Master Fund, Ltd.	[omitted]	20,161,290
21 April Fund, LP	[omitted]	2,943,548
21 April Fund, Ltd.	[omitted]	12,177,419
DEF Associates LP	[omitted]	5,040,323
Boxer Capital, LLC	[omitted]	35,806,451
MVA Investors, LLC	[omitted]	2,096,774
Biomedical Value Fund, L.P.	[omitted]	15,269,111
Biomedical Institutional Value Fund, L.P.	[omitted]	5,609,062

Biomedical Offshore Value Fund, Ltd.	[omitted]	10,283,279
WS Investments II, LLC	[omitted]	806,452
David J. Morrison	[omitted]	321,334
Class D Series of GEF-PS, L.P.	[omitted]	8,033,342
Laurence W. Lytton	[omitted]	5,645,161